Exhibit 99.1

Operator:  Good morning, ladies and gentlemen, and thank you for standing by.  Welcome to the Sunstone Hotel Investors Second Quarter 2018 Earnings Conference Call.  At this time, all participants are in a listen only mode.  Later, we will conduct a question and answer session and instructions will be given at that time.  I would like to remind everyone that this conference is being recorded today, Tuesday, July 31, 2018 at 12:00 p.m. Eastern Time.  I will now turn the presentation over to Aaron Reyes, Vice President of Corporate Finance.  Please go ahead, sir.

Aaron Reyes:  Thank you, Jonathan, and good morning everyone.  By now, you should have all received a copy of our second quarter earnings release and supplemental, which were made available yesterday.  If you do not yet have a copy, you can access them on our website.

Before we begin, I would like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties, including those described in our prospectuses, 10-Qs, 10-Ks and other filings with the SEC, which could cause actual results to differ materially from those projected.  We caution you to consider those factors in evaluating our forward-looking statements.  We also note that this call may contain non-GAAP financial information, including adjusted EBITDA, adjusted FFO, and hotel-adjusted EBITDA margins.  We are providing that information as a supplement to information prepared in accordance with Generally Accepted Accounting Principles.

With us on the call today are John Arabia, President and Chief Executive Officer; Bryan Giglia, Chief Financial Officer; and Marc Hoffman, Chief Operating Officer.  After our remarks, we will be available to answer your questions.

With that, I would like to turn the call over to John.  Please go ahead.

John Arabia:  Thanks, Aaron.  Good morning everybody and thank you for joining us today.  I will start the call today with the review of our second quarter operating results as well as an update on the current operating environment.  I will then provide an overview of our value-enhancing transactions we have completed to-date and finally I will provide an update on both our completed and soon to be completed capital projects that we expect will provide additional growth in 2019.  Afterwards, Bryan will recap our significant investment capacity, highlight our balance sheet flexibility, and provide the specifics of our updated 2018 guidance.

During the second quarter, our portfolio delivered operating results that were near or exceeded the high-end of our previous expectations for RevPAR, total hotel revenues and overall hotel profitability as we experienced acceleration in various parts of our business, particularly with room rates and non-rooms revenue.  The second quarter comparable portfolio RevPAR increase of 2% came in towards the high-end of our guidance range, with a 3.8% increase in average daily rate and a 150-basis point decline in occupancy.  Keep in mind that our second quarter occupancy and RevPAR were negatively impacted by various rooms renovations, which are now complete at our Marriott Boston Long Wharf and Renaissance LAX as well as the ongoing renovation of all guest rooms at the JW New Orleans.  Adjusting for the impact of displacement, our second quarter RevPAR growth is estimated to have been 3.6%.

Sunstone Hotel Investors, Inc. - Second Quarter 2018 Conference Call

So let's talk about the details of our operating results beginning with group trends.  As expected, group demand was down 110 basis points in the second quarter due to fewer citywide conventions in Boston, San Diego and Chicago, along with the loss of a multiyear group training function at our Houston hotels that concluded in the second quarter of 2017.  With that said, our group trends remain steady as evidenced by our positive second half group pace and by the robust increase in group out-of-room spend in the first half of the year.  Second half pace is up 4% in the third quarter and 2% in the fourth quarter and they remained strong at the Hilton San Diego Bayfront, Renaissance Orlando, Hyatt San Francisco and our Chicago hotels where we expect to benefit from better citywide calendars.

Additionally, group food and beverage and audio visual spend per occupied group room was very strong in the second quarter, increasing by nearly 13% over the prior year resulting in back-to-back quarters of double-digit growth.  These impressive results are a factor, not only of the health of group spend, but also the result of our proactive investment and repositioning of several of our hotels food and beverage and catering offerings over the past few years.  As I will discuss in a moment we continue to find opportunities in our portfolio to remix hotels to drive incremental high-end group business which not only has higher RevPAR, but more importantly, comes with higher levels of incremental profitability.

Moving on to transient demand, we generated 545,000 transient room nights in the second quarter which was only 10 basis points less than the same period last year, despite having a significant more number of rooms out of order this year versus last due to renovation.  While transient demand was generally strong across the portfolio, we witnessed particular strength in transient pricing in Orlando, Wailea, Tysons Corner, San Diego, and New York.  Near-peak transient demand kept our second quarter portfolio occupancy flat compared to the prior year and fueled incremental out of rooms revenue.  As such, food and beverage and other revenues showed some strength in the quarter.  Our comparable portfolio generated a healthy 6.8% increase in total food and beverage sales and we also continued to see favorable trends in other revenues including various guest fees and the collection of attrition and cancellation fees.

Together, these trends resulted in a 2% increase in second quarter RevPAR which was near the high end of our guidance and a 3.4% increase in total comparable revenues which materially exceeded our expectations.  Excluding the displacement impacted hotels which account for approximately 160 basis points of RevPAR drag, second quarter RevPAR declined in our properties in Baltimore, Los Angeles, and Houston.  Our declines were mitigated by solid RevPAR gains at our properties in Wailea, San Francisco, New York, Chicago, DC, Key West and San Diego.  Overall, 12 of our current 24 hotels met or exceeded their quarterly RevPAR forecast which suggests that the increase in transient trends is balanced across our portfolio rather than the result of only a handful of hotels.  As a result of these factors, the overall EBITDA for our portfolio exceeded our expectations and resulted in adjusted EBITDA and adjusted FFO per diluted share above the top end of our guidance range by 2.2% and 2.8% respectively.

Looking at the rest of the year, we are seeing signs of strength in many segments and continue to expect the second half of the year will be stronger than the first.  Transient demand pace continues to improve across the board particularly with our hotels in Wailea, Boston, Chicago and Orlando, with the third and fourth quarters looking to have the strongest growth of the year.  On the group side, we expect the second half of the year to have more favorable citywide activity in Orlando, Chicago, San Francisco and San Diego which should drive additional transient rate compression.

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Given the stable and positive outlook for the back half of the year, we have increased our full year 2018 guidance to reflect our second quarter out-performance.  Accordingly, we have increased the midpoint of our full year 2018 adjusted EBITDA and adjusted FFO per diluted share by 1.3% and 1.4%, respectively.  We have also increased the midpoint of our full year RevPAR guidance by 25 basis points.

Now, I will shift gears and talk a little bit about a number of recently completed transactions.  While these transactions may be relatively small in terms of total dollars, they are entirely consistent with our strategy of owning Long-Term Relevant Real Estate.  First, we sold the leasehold interest in the 408-room Hyatt Regency Newport Beach.  While this hotel is located on 22 acres of prime Newport Beach real estate, we do not own the land and were subject to a short-term ground lease making the asset off strategy.  We are pleased with this disposition not only because the hotel did not fit our strategy given the short-term nature of the ground lease, but also because the sales price was in excess of the value we, and many others, ascribe to the asset.  With the sale of the Hyatt Newport Beach our total dispositions over the past 3 years have reached approximately $1 billion.  We are pleased with these dispositions as they have been sold on average at a trailing EBITDA multiple of approximately 16x and left us with a higher quality portfolio more concentrated with Long-Term Relevant Real Estate.

Also, during the second quarter, we acquired the leased-fee interest in the land under our JW New Orleans for $15 million.  This is an important transaction and one we have been working on for several years.  With the consolidated ownership of the fee and leasehold, we now truly control the asset, which we believe is an important component in determining what Long-Term Relevant Real Estate is and what it is not.  Following the sale of the Hyatt Newport Beach and the acquisition of the fee in New Orleans, the percentage of our hotel EBITDA that comes from hotels subject to ground or air rights leases has declined to approximately 18%.  Several years ago, this number was closer to 50%.  Additionally, we also acquired the perpetual rights to certain previously leased spaces connected to our Renaissance DC for approximately $18 million.  For those of you that know the asset, it is connected to an office building that is currently undergoing a substantial repositioning and certain portions of the meeting space are actually on the office building's parcel.  We now control these spaces going forward, reduced our ground rent by approximately $1.3 million a year, and enhanced the optionality and overall value of the hotel.

Last on the transaction front, we issued approximately 2.6 million shares during the quarter on our ATM at an average price of $17.42, for gross proceeds of $45 million.  Following these transactions, we now have approximately $610 million of unrestricted cash that we will diligently and methodically deploy into Long-Term Relevant Real Estate.  We continue to underwrite potential acquisitions, particularly those that which we can add value through asset management or capital investment.  We expect to remain an active seller of the few remaining commodity hotels within our portfolio as well an acquirer of Long-Term Relevant Real Estate.

Moving on, let me provide an update on our exciting 2018 capital projects that were expected to contribute to our portfolio growth in 2018 and beyond.  I will provide the details of each of these growth opportunities last quarter, so today, I will just give a brief update.  For at the Orlando Renaissance, the 47,000 square feet of new meeting space is underway and is on schedule to be completed on time and on budget by the first of 2019.  This expansion will bring our total usable event space to approximately 200,000 square feet, or an impressive 256 square feet per guestroom, making the Renaissance an even more

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desirable meeting destination.  We expect that this investment will generate a 13% to 15% un-levered return on investment, including the renovation disruption that we will experience later this year.

At the Marriott Boston Long Wharf, we have completed the full renovation of all 412 guestrooms and suites, which entails a significant improvement to the rooms product and expansion and material upgrade to the existing guest bathrooms.  This is much more than typical rooms refresh.  Remember that this hotel ran an average room rate of $318 in 2017 with a fairly pedestrian rooms product at the time, and competes with the Boston Harbor Hotel and other luxury hotels in the area.  By upgrading the rooms product, we believe we will be able to move the rate at this hotel closer to that of its formidable competitive set.  The renovation resulted in $6 million of total revenue displacement, which is now behind us, and should result in strong growth in 2019.  We are also well underway with a similar renovation at our JW Marriott New Orleans.  The JW renovation includes a complete repositioning of the rooms, including significant upgrades to the bathrooms.  This renovation is expected to be completed in early October.

In summary, our portfolio continues to outperform our expectation and deliver strong results and we are poised to deliver solid growth for the second half of 2018.  We expect to further benefit this year as Oceans Edge continues to ramp up and our 2018 internal investment opportunities deliver incremental earnings.  Furthermore, our low-levered balance sheet and material investment capacity position us well to increase earnings through selective investments and capital recycling which will represent significant unrecognized earnings growth to our shareholders.

With that, I will turn the call over to Bryan.  Bryan, please go ahead.

Bryan Giglia:  Thank you, John and good morning everyone.  As of the end of the second quarter, we have approximately $1.2 billion of consolidated debt and preferred securities outstanding and our current in place debt has a weighted average term to maturity of over 5 years and a weighted average interest rate of 4.2%.  Our variable rate debt as a percentage of total debt stands at 22% and 43% of our debt is unsecured.  We have 19 unencumbered hotels that collectively generated approximately $230 million of EBITDA over a trailing 12 month period and nearly 68% of our EBITDA is now unencumbered.  In addition to cash on hand, we have an undrawn $400 million credit facility and no debt maturities before November 2020.  We ended the second quarter with nearly $545 million of unrestricted cash on hand.  Taking into consideration the transactions which closed subsequent to the end of the quarter, our adjusted unrestricted cash balance was approximately $600 million.  Our meaningful cash balance represents future earnings that will materialize when we deploy this capital.

Now, turning to third quarter and full year 2018 guidance, a full reconciliation can be found on page 25 of our supplemental as well as in our earnings release.  As John mentioned, our third quarter and full year 2018 guidance continued to be negatively impacted by the short-term disruption at our renovation hotels.  The good news is that the majority of this displacement is behind us and we expect only minimal impact in the third quarter and we will now look to see the benefit of this work as we move forward into 2019.  For the third quarter, we expect total portfolio RevPAR to increase between 1.25% and 3.25% which includes approximately 35 basis points of renovation-related disruption.  We expect third quarter adjusted EBITDA to be between $79 million and $82 million and adjusted FFO per diluted share to be between $0.27 and $0.29.  For the full year, we increased our total portfolio RevPAR guidance range to grow between 0.5% and 2.5%.  We updated our full-year 2018

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adjusted EBITDA guidance range which has been increased to $310 million to $326 million and our updated full-year adjusted FFO per diluted share range was increased to $1.07 to $1.14.  Our outlook for 2018 includes anticipated displacement from our identified renovation projects that are expected to negatively impact full-year RevPAR by approximately 100 basis points and full year adjusted EBITDA by approximately $6 million to $8 million.  This level of renovation displacement remains consistent with our outlook from prior quarters.

Now, turning to dividends, our Board of Directors has declared a $0.05 per common share dividend for the third quarter.  Consistent with our practice in prior years, we expect to continue to pay a regular quarterly cash dividend of $0.05 per share of common stock throughout 2018.  To the extent that the regular quarterly common dividend for 2018 does not satisfy our annual distribution requirements, we would expect to pay a catch up dividend in early 2019 that would generally be equal to our remaining taxable income.  We will provide additional details on our forecasted full-year dividends, including the catch up dividend, as part of our next quarterly earnings call.  In addition to the common dividend, our Board has also approved the routine quarterly distributions for both of our series of preferred securities.

With that I would like to now open the call to questions.  Jonathan, please go ahead.

Operator:  Thank you.  Ladies and gentlemen, at this time we will open the floor for questions.  If you would like to ask a question, please signal by pressing star 1 on your telephone keypad.  If you're using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Again, press star 1 to ask a question.  We'll pause for just a moment to allow everyone an opportunity to signal for questions.

Our first question comes from Shaun Kelly with Bank of America.

Shaun Kelly:  Hey, good morning guys.  John I just wanted to start with a little question about Marriott, I didn't catch it anywhere in the script, but some other operators, or some other owners have called out some disruption, primarily at more Starwood branded properties during the quarter around some of the kind of integration activity that Marriott is undergoing.  Did you see that in any of, I know you are primarily Marriott branded in your portfolio, but did you see that in any of your properties, did that cause you any disruption in the portfolio during the quarter?

John Arabia:  Yes, good afternoon, Shaun.  First and foremost, we didn't or don't own any hotels that were Starwood managed that converted over to Marriott in the merger.  So that's one area that we don't have a lot of insight on.  We do believe that there is some temporary sales reorganization impact.  We have also seen that in certain markets like Boston we have heard similar commentary from the owners of a couple of large box hotels there that they just were not grouped up as much as they should have been which I think is weighing a little bit on that specific market.  I think long-term though that Marriott has incredible resources and Marriott will get this figured out.  I think this is probably some short-term disruption, but I have no concern over the long-term.

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Shaun Kelly:  Got it, great.  And the other question for me is sort of the obvious one given that I guess the post-asset sale cash number that Bryan mentioned of $600 million, your net leverage I think is the lowest of probably all of the publicly traded hotel rates at this point.  So what's the kind of the M&A landscape for you right now and I mean, what's kind of your prognosis for being able to deploy some of this into something that you might get a little bit more credit for on the earnings line?

John Arabia:  Yes, obviously to that too, Shaun, we access capital on our ATM during the quarter.  During the quarter, we had the opportunity to raise a relatively small amount of equity what, in retrospect, appears to be just pennies below the high share price for the quarter and the 52-week high.  We think that the equity issuance and the sale of the Hyatt Newport Beach add to our already sizable cash position and will leave us in what we think is an enviable place to have significant investment capacity.  It's that investment capacity that allows us to continue to underwrite potential investments and also puts us in a far better position when negotiating with potential sellers as we don't need a financing contingency, which we have found in the bidding tent to be a significant negotiating point with potential sellers.

I think we remain opportunistic.  We have been incredibly busy in underwriting assets, particularly those assets where we believe that we can add value through capital investment and asset management.  Obviously, the investment environment remains competitive, but we feel good about our prospects of being able to put to work some of our significant investment capacity.  What we don't feel as confident about is just the timing of that and whether or not the equity markets will be there for us in lining up the timing of both the investment and the capital raise.  So effectively, what we have done Shaun, is we have pre-funded an acquisition or two.  I think it's also worthwhile to note that some of the investments that we are looking at, these are large investments, and as evidenced by our more recent transactions, we typically don't look at $50 million or $60 million investments, we look at multiple hundreds of millions of dollar investments.  So, we feel pretty good about where we stand from an investment perspective and we will be patient, fully recognizing that this has a modest impact on short-term FFO dilution, but that we think is prudent given the investment capacity that gives us, which, in my mind, just represents significant unrecognized earnings potential.

Shaun Kelly:  Got it.  Very clear.  Thank you very much, John.

John Arabia:  Thanks, Shaun.

Operator:  Thank you.  Our next question comes from Jeff Donnelly with Wells Fargo.

Jeff Donnelly:  Good morning, guys.  Just continuing that question, John, I mean do you have an appetite or I guess maybe how could you characterize your appetite for your portfolio or even platform purchase versus a single asset, I guess would you rollout large scale investments for the company?

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John Arabia:  In the past 12 months, we have looked at all of those, single assets, portfolios and platforms.  So I wouldn't say that we have been dissuaded from any of that.  It really just comes down to whether or not first and foremost, it's a fit for our strategy.  Look, I don't want to just get bigger for the sake of getting bigger.  First and foremost, it has to fit our strategy.  Now, that doesn't mean that in a portfolio deal that we won't take on a few assets that aren't on strategy and they might be more commodity or pedestrian that we really want, but it has to have enough Long-Term Relative Real Estate in it for us to weed through that opportunity.  And second of all, the price needs to make sense.  So, I think as you know, Jeff, we have been very active in competing for transactions of late, but I think we have demonstrated a fair amount of discipline but at the same time I think our day is coming.

Jeff Donnelly:  And I am just curious in your search for Long-Term Relevant Real Estate obviously the situations, where you have sort of an iconic asset in an un-replaceable location are always the tough ones to unlock, but how do you weigh situations where maybe the physical land site or location versus what is built upon it because clearly it's more common out there and I guess I am wondering how it speaks to whether or not you would see value in the physical structure for its unique location or conversely being willing to take on a large scale redevelopment because it's the right land, but maybe the wrong building on it?

John Arabia:  I think most of the time, but not all of the time Jeff, it really comes down to where the hotel is located and those barriers of entry of really replicating it.  It's not only the difficulty of replicating, it's how relevant to the consumer will it be for long periods of time.  When I take a look at what we have in Wailea, I think that those 23 plus or minus acres will always be relevant to travelers and that doesn't mean it's not going to be cyclical, but I think it's always going to be a destination where people aspire it to go.  And it also happens to be a market that is incredibly difficult to build in.  So it's those types of attributes we look for. To your question about whether or not we would take on a project that will require capital and asset management initiative, sure I think that's a core strength of ours.  I think we can get attractive returns in that space and if the pricing is right and we think that we have the right opportunity to invest the right amount of capital to materially improve the earnings power of that asset over time, I am less concerned about the timing of the cycle for that.

Jeff Donnelly:  And just one last question, I am just curious as we sit here today, how do you rank the major demand segments for the back half of 2018 and say 2019 in terms of group, leisure and corporate transient?  I was thinking about where you guys are seeing the strength and where you expect to see it?

John Arabia:  Group is up for the back half of the year, it's up about 3% in total pace and our transient pace is actually doing well as well, so we are hoping for more, and we believe that at these levels of occupancy will be more, transient rate compression.

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Jeff Donnelly:  Okay.  Thanks guys.

John Arabia:  Thanks Jeff.

Operator:  Thank you.  Our next question comes from Bill Crow with Raymond James.

Bill Crow:  Hey, good morning guys, Bryan maybe one for you, did the sale of the Hyatt Newport have any impact on the RevPAR guidance for the year?

Bryan Giglia:  Good morning Bill.  It had a very minimal impact.  The growth for Hyatt was roughly around what the portfolio was doing.  So the only impact that we saw to our guidance was the lost EBITDA for the second half of the year.

Bill Crow:  Sure.  Thanks.  John, maybe I missed this from your remarks, any commentary on bookings in Hawaii on a forward basis with all the volcano news out there?

John Arabia:  Sure.  Wailea remains incredibly strong.  So we understand anecdotally, we don't own anything on the Big Island, but we understand that there has been an impact to group bookings on the Big Island.  We have not seen any negative at all, Bill.  Wailea continues to chug along.  I think in the second quarter the market was up 5% to 6% in RevPAR growth.  Airlift continues to expand.  Southwest is talking about flights from the Mainland into various markets, including Maui.  Occupancy continues to thrive.  Group bookings for next year remain strong.  We have seen no impact.  Thus far, we have not had any impact to air quality, air lift or anything in Wailea considering it's, I don't know 150 miles away give or take, I’m probably off on that number a little bit, but we feel very good about what's going on in Wailea.

Bill Crow:  Okay, great.  And then you talked about trying to align the land and the building and you still have some leased hotels and I am just curious about your thoughts on, for example, the Hyatt Chicago or the Hilton Times Square that are both under leases?

John Arabia:  Yes, I would say that it's those two hotels, very good hotels in great locations, we would love some way to own the dirt under most of our hotels.  The one I will, you didn't ask the question, but as I will point out, for example, our Courtyard LAX, it's also under ground lease, but we have contractual right to purchase that ground lease at a very compelling price to us in several years, but that's one that we look at.  It is a ground lease, but we put on asterisk next to it.

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Bill Crow:  All right.  Thanks, guys.

John Arabia:  Thanks, Bill.

Operator:  Thank you.  Our next question comes from Smedes Rose with Citi.

Smedes Rose:  Hi, thanks.  John, I just wanted to ask you based on your opening remarks and your thoughts that the back half of the year should improve.  So I mean, would you be pretty I guess comfortable with higher end of your guidance range at this point, if you didn't really take up the whole year more than just the kind of beat in the quarter, but it sounds like you feel fairly good about the trends now through the back half of the year?

John Arabia:  Yes, we feel comfortable with the trends.  It's the same, our forecast for the third and fourth quarter really have not changed, whether or not that's conservative, I will leave up to everybody on this call in the investment community to figure out or to determine, but we just feel comfortable with where our guidance is.

Smedes Rose:  Okay.  And then you might have covered this in your opening remarks, sorry if I make you repeat yourself, but for the Hyatt Regency in Newport, if you had been able to renegotiate or buyout the ground lease, is that an asset that you would have liked to retain or are you sort of exiting that market from a more strategic perspective?

John Arabia:  Smedes, that’s a great question, the sale of the Hyatt Newport Beach to me was actually very bittersweet.  This was a piece of dirt that we aggressively pursued with the owners, the family that owns it, for the better portion of 5 years, probably about the same amount of time that we pursued the dirt under the JW New Orleans.  Owning 22 acres of fee simple land in the Back Bay of Newport Beach and a very short walk to Balboa Island is by its own definition Long-Term Relevant Real Estate.  The improvements there eventually will need to be changed, but it's one that I think that we could redevelop over time.  The bittersweet part of that was our inability to acquire the land, maybe others will have better luck, but it's something that we faced and said, we now have a 30-year lease left on this asset and it has certain requirements and we thought if we could not buy in the dirt that we would have to effectively cut ways with the asset and redeploy those proceeds into on-strategy assets.

Smedes Rose:  Okay.  And John just to help educate myself, maybe, I mean, is 30 years just about sort of the tipping point in a lease where the asset sort of starts just to become sort of diminishing in value if there is no extension beyond that?  Or what sort of the shortest for the ground lease?

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John Arabia:  I think that's fair to debate.  Clearly, 30 years is shorter than most.  I know that at certain points, it starts to become more and more difficult to finance shorter-term ground leases.  But I think we have a fundamental view that with our strategy of owning Long-Term Relevant Real Estate, by its own definition, ground leases, are hard to fit those into that strategy.

Smedes Rose:  Okay.  And then if I can just ask one last one, on your last call, and we have heard this from others as well, that kind of one of the biggest competitors, if you will, to buying assets, is the owner's ability to refinance at very favorable rates, are you seeing any changes in that, is that something that you still continue to encounter?

John Arabia:  Absolutely continue to encounter that, we have underwritten, we underwrote one asset in end of the first quarter, beginning of the second quarter that the refinancing market was just too strong.  Great asset that I think we could do really well with, but the pricing expectations were just so robust considering private equity could do a take-out refinancing and effectively play with other people's money so to speak.  Another asset recently that we have looked at, spent a lot of time looking at we believe eventually will be refinanced, so that continues.

Smedes Rose:  Okay, All right.  Thank you very much.

John Arabia:  Thanks.

Operator:  Thank you.  Our next question comes from Lukas Hartwich with Green Street Advisors.

Lukas Hartwich:  Thank you.  Good morning guys.

John Arabia:  Good morning Lukas.

Lukas Hartwich:  Good morning, so when you are looking at acquisitions, how close are you guys to the winning bidder.  And then kind of second on that, do you have a sense of what the underwriting differences are that would close the gap between you and that winning bidder?

John Arabia:  It's tough to generalize, Lukas.  But I would say in some cases it's been mid-single-digits.  In other cases it's been clearly into the double digits.  We obviously don't have a lens into how people are underwriting or what type of return

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they're looking for, or whether or not they have a weight of capital issue that they have to get capital out the door.  So I think in this environment, as Smedes just brought up, the debt markets are robust, and there is literally a wall of capital out there looking for homes.  And I do think in this environment certain private equity groups who are willing to take on more leverage and are generally short-term holders could be looking at just capital stacks different, which may benefit them.

Lukas Hartwich:  That's helpful.  And then just the second quick one and then I know it's early, but can you talk about the reception of the Long Wharf renovation, do you still think you have good odds in moving that property up market?

John Arabia:  Yes.  The product looks spectacular, it just looks spectacular.  You folks are probably tired of hearing me say this, but I continue to think that's one of the best-located hotels in Boston and we took what was basically a pedestrian Marriott room and it's beautiful.  We materially enhanced the bathroom experience, it was a heavy renovation and not for the faint of heart, but we believe that we can move, over time, we will be able to move RevPAR penetration there.  We feel very good about it.

Lukas Hartwich:  And can you remind us do you have a rough target of what you are looking for in terms of RevPAR index to move that property here?

John Arabia:  I don't believe we stated it, but let me see if we can find that Lukas.

Lukas Hartwich:  Great.  Thank you.

Operator:  Thank you.  Our next question comes from Anthony Powell with Barclays.

Anthony Powell:  Hi, good morning everyone, just one more question on the second half outlook, you say it should be stronger in the second half than the first half, that's a bit different than one of the larger brand companies said last week.  What markets do you expect to improve in the second half and how do you expect the holiday shifts in July, September and the tough fourth quarter comps to impact the numbers?

Bryan Giglia:  Good morning Anthony.  Looking at the second half, several hotels, and remember when you compare us to the brands they have a much wider representation of hotels across the country where we are obviously more concentrated, so specifically in our markets Wailea is one that will continue to drive performance.  San Diego is a strong market for us and also

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Boston on a relative basis as we start to ramp back up in Long Wharf and the new meeting space in Park Plaza will help the portfolio.

John Arabia:  And Anthony, we also keep up hope that those trends that we have seen in the first half of the year will remain in New York.  New York, Chicago and Wailea have really been some of the surprise positive to the upside this year.  We hope that continues.

Anthony Powell:  Got it.  And what should be higher in terms of the RevPAR growth, the third quarter or the fourth quarter?

Bryan Giglia:  Fourth quarter slightly, but they are about pretty close to each other.

Anthony Powell:  Got it, thanks.  And John you mentioned you will remain an active seller of the few commodity hotels remaining in the portfolio, what is the total amount of proceeds you expect to receive from those after sales and over what timeline could they be sold?

John Arabia:  We will take a little time to continue to work through those as evidenced by its taking us about 3 years to sum up $1 billion in assets knowing that half of that was one leasehold hotel in New York.  We are not going to fire sell these assets.  I think first off, we don't need the liquidity, but I think over time I am trying to find the right time to exit out of those hotels that are off strategy.  I think it makes a lot of sense to us, particularly given the strength of the capital markets and the debt markets that we just talked about.  So it will take a little bit of time, but there is still I would say a handful of hotels in our portfolio, but it clearly makes up a far more number of rooms than it does value.

Anthony Powell:  Got it.  And what could that value be if you can provide that?

John Arabia:  Yes, I prefer not to be so specific on value, but it's hundreds of millions of dollars.

Anthony Powell:  All right, thank you.

John Arabia:  Thank you.

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Operator:  Thank you.  Our next question comes from Stephen Grambling with Goldman Sachs.

Stephen Grambling:  Hey, thanks for the question.  I guess a quick follow-up to the others you have mentioned the elevated seller expectations and ability of private equity to take on leverage maybe being partially what's driving that a couple of times.  I guess how would you weigh a consolidation within the public hotel REIT as an opportunity to deploy capital relative to individual assets and how does the response to some of your peers proposed transaction factor into your thinking, if at all?

John Arabia:  Look, M&A is difficult.  M&A it takes an incredible amount of time.  We are lucky enough to have the capacity and the portfolio to be invited into M&A discussions, but really only if it suits us from a strategy perspective.  So I think it's something that we are generally invited to the dance so to speak but it is incredibly difficult to get done and takes an enormous amount of time.  I would not hold out hopes for that in the near-term, but it's always something that is discussed.

Stephen Grambling:  Thanks.  And then maybe one that I may have missed, I don't think I heard anything on 2019 kind of group trends right now and how maybe that's been evolving over the past couple of quarters?  Thanks?

John Arabia:  Yes, we generally wait until later in the year to provide what our pace is.  I think it's been well-documented just reading research notes that a couple of markets are strong in pace next year, San Francisco is one, Wailea, which isn’t often discussed, but pace in Wailea, is very strong next year.  There are other markets that just aren't that strong in 2019 but are stronger in 2020. I think that, that's going to be a general theme that people will digest.  What we have done is those markets that don't have as strong convention pace we are focusing heavily on in-house group.  Markets like DC for example, where the convention center is relatively weak next year, but for example, our group pace is strong.  So it's a mix and as the year progresses we will be able to provide more detail on that.

Stephen Grambling:  Thanks.  Appreciate the color.

Operator:  Thank you.  Our next question comes from Michael Bellisario with Baird.

Michael Bellisario:  Good morning everyone.

John Arabia:  Good morning.

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Sunstone Hotel Investors, Inc. - Second Quarter 2018 Conference Call

Michael Bellisario:  John, how are you guys thinking about development today and development opportunities out there, are you seeing more of them and then kind of is this category moving up or down here with the potential uses of cash?

John Arabia:  Outright development, rather than repositioning?

Michael Bellisario:  Yes.

John Arabia:  It's funny you bring that up, Mike.  We have actually had conversations about being a financial partner on one or two development opportunities, but it was one where the entitlements were already set.  We eventually decided not to pursue that for various reasons, we just didn't think we can get the financial returns on a risk-adjusted basis, but it's something that we have considered.  I will tell you that I don't think it will ever become a significant part of our business but for the right asset with the right partner mitigating development risk we would consider it.  And then we have also occasionally taken a look at being the take-out, so when a development is wrapping up construction, we have looked at the take out.  So I would that those are on the table, but I wouldn't expect them to be a significant part of our story or a significant deviation from strategy.

Michael Bellisario:  Got it, that's helpful.  And then I know you mentioned you are more active in terms of underwriting, are you more active today than maybe 90 days or 120 days ago and are you closer, I know you mentioned some percentages you have been off on deals, but do you feel like you are getting closer to getting something across the finish line?

John Arabia:  We have been, I would say, active to very active on the underwriting front for what it seems like 12 months to 15 months.  That has not changed today and we continue to pursue a number of actionable items now, but also pursue a few glimmers in our eye so to speak of things that might take a significant amount of time that we are just trying to sow our seeds for future pursuit so to speak.  So I would say we remained very active.  I am hopeful Mike that we are able to invest, but what's most important to us is doing the right deal not just doing the next deal.  And so I am pleased with the level of discipline we have had.  We will see where this goes.

Michael Bellisario:  Got it, that's helpful.  And then kind of on the flip side but on Newport, can you maybe give us a little more detail on the sale process there, was it widely marketed and then how would you describe the buyer pool for this particular asset as we think about potential sales of your other kind of non-long-term holds in the portfolio?

John Arabia:  Yes.  So it was brokered, but it went out to a selective group.  The one element that we were cognizant of that would reduce the potential buyer pool was the 30-year remaining lease.  But despite that, we had I would say fairly robust

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Sunstone Hotel Investors, Inc. - Second Quarter 2018 Conference Call

interest, the number of confidentiality agreements signed and the amount of very quick inbound interest to express a high level of interest was high.  And as evidenced by the fact that it was taken out at a price that was higher than our internal hold valuation and that of many people in the street had it valued at.  So we feel good about it.  We went with a private equity player that we have a lot of respect for, that is known to be a very good buyer, and we are pleased to get it over the line with him and wish him well on it.

Michael Bellisario:  That's helpful color.  Thank you.

John Arabia:  Sure.  Thank you.

Operator:  Thank you.  Our next comes from Chris Woronka with Deutsche Bank.

Chris Woronka:  Hey, good morning guys.

John Arabia:  Good morning.

Chris Woronka:  Want to kind of ask on the expectation that I guess room rate growth accelerates a little bit from here, if you would kind of bucket that between a better group book position in terms of more compression nights and maybe just better overall transient demand and then maybe some of the initiatives that the brands of undertaking with cancellation policies and such.  Is it possible to kind of narrow down as one having more impact than another or is it everything put together?

John Arabia:  I think it's everything put together.  I mean, underlying our expectations is we have actually been fairly conservative in our group slip for the second half of the year, meaning we have slipped our groups more than the historic norm.  So we are hopeful that provides some lift and does come in better than anticipated with already high occupancies, particularly in the third quarter.  You could paint a picture that transient rate growth will be better than expected in certain markets.  So I would say it's a mixture of all.

Chris Woronka:  Okay, fair enough.  And then John, you mentioned selling the few kind of remaining commodity type hotels you have, obviously you want to own these unique assets, but do you think commoditization, do you think that's kind of an issue for the industry more broadly?

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Sunstone Hotel Investors, Inc. - Second Quarter 2018 Conference Call

John Arabia:  Yes, absolutely.  I think there are lot of commodity hotels and in the marketplace, ones that rely solely on the brand that eventually their improvements deteriorate and in a lot of markets where there is ample ability to build and eventually the brand will find a nicer, cleaner hotel down the road.  I think that is by its own very definition somewhat of a commodity market and something that we have taken significant time to proactively remove ourselves from those types of assets.  I can't sit here today and tell you Chris that every single one of our hotels is spot on in terms of long-term relevance, but when you take a look at our overall asset value and we give you all the information we can do property-by-property valuation, a significant portion of our asset value is squarely within that strategy.  I believe over the next, this management team and board are highly focused, that over longer periods of time, this isn't a quarter-to-quarter thing, but over longer periods of time, we can distinguish ourselves with this strategy, because I fundamentally believe that it is the right strategy and I think it will lead to attractive shareholder returns over time.

Chris Woronka:  Okay, that's helpful.  Thanks, John.

John Arabia:  Thank you.

Operator:  Thank you.  Our next question comes from David Katz with Jefferies.

David Katz:  Hi, good morning everyone.

John Arabia:  Hi David.

David Katz:  So I know as later down in the queue, the prominent issue of how to use the available resources being the prominent topic, I think it's been asked in number of different ways, but I am going to take one more cut at it, which is how do you think about the length of time, where resources pile up and I would not be critical of the choices or the discipline, but is there a point at which returning some capital becomes a more attractive item or alternative than sort of continuing to let it pile up?

John Arabia:  Yes, so David, taking from your comments just the question is why have such a significant amount of cash and build more cash, and by the way, there is a chance that we sell more assets and it will continue to build up.  This late in the cycle, if that is our biggest sin of this cycle, that's one I can easily live with, because it is incredibly easy to fix either through an acquisition, buyback stock, a dividend, what have you.  So I like this level of optionality nine years into a recovery in an economically sensitive business.  So we are patient.  We continue to have conversations with our largest shareholders and they

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Sunstone Hotel Investors, Inc. - Second Quarter 2018 Conference Call

continue to support, as our board does, being prudent to getting the right transaction, not just the next one.  So I think we have time.  We don't have forever.  It is a quantifiable impact to our short-term FFO dilution, but I would rather manage the business from a long-term value perspective than a short-term earnings perspective.  So far I think we have time, that's the feedback we get from our largest shareholders and from our board and we are pleased with it.

David Katz:  Understood.  I do think that, that's a fair characterization.  Some might argue that it's a high-class problem or high-class challenge, but a challenge nonetheless, but it's a better challenge to have than the other way around for sure.

John Arabia:  Yes, no, totally agreed.  I think you said a high-class problem, I agree it gives us significant optionality and we are comfortable with it.

David Katz:  Right.  And if I may just follow-up on one of the prior questions, I recognized that M&A for acquiring other companies is a different curriculum than single assets or even groups of assets.  Is there a point at which you might it sounds like you are not inclined to pursue those things, but is there a point at which or some boundaries around which you might reconsider?

John Arabia:  No, I hope that didn't come across that way.  We have been, I am going to choose my words carefully, we have considered such opportunities with significant diligence and I think given our platform, given our quality of our portfolio, given our quality of our balance sheet and significant investment capacity, I think it would be odd if we were not invited into the tent so to speak in any M&A discussion as long as it fits our strategy.

David Katz:  Okay.  Thanks for clarifying.  Appreciate it.  Nice quarter.

John Arabia:  Thank you.

Operator:  Thank you.  Our next question comes from Bill Crow with Raymond James.

Bill Crow:  Yes, just to follow-up and really just going back to David's, I guess the former question, John, I know you have got great dividend flexibility with the nickel a quarter, but I think if you didn't match what you did in the fourth quarter this year, it would have been probably disappointing.  So when you think about your capital allocation in that cash pile and maybe continued mismatch of selling versus buying, but how do you think about the dividend in that regard?

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Sunstone Hotel Investors, Inc. - Second Quarter 2018 Conference Call

John Arabia:  Yes, Bill, we have a fairly straightforward dividend policy.  It's non-conforming, but it's straightforward and that is we just try to distribute out what our taxable income is.  Keeping in mind there is two sources of that taxable income, being operating profits so to speak and also impact of transactions.  And the second part of that makes dividend policy more difficult, because if you have a fair number of sales with gains in it, those that have a steady dividend policy end up having to eventually cut that dividend.  So we really like the flexibility that this gives us.  I think that dividends are a core barometer of measuring the valuation of the hotel company given the volatility of our cash flow strength and so we like this policy and we continue to use it.  We obviously have a lot of flexibility in our dividend policy given the amount of cash we have, but nothing has been determined to be.

Bill Crow:  All right.  I will leave it there.  Thanks.

John Arabia:  Thanks, Bill.

Operator:  Thank you.  At this time, I would like to turn the conference over to John Arabia for closing remarks.

John Arabia:  Thank you, Jonathan.  Thank you all for joining us today.  We are around the office if anybody has any follow-up questions or would like to discuss.  Hope everybody has a wonderful rest of your summer and thanks again for your interest in Sunstone.

Operator:  Thank you ladies and gentlemen.  This concludes today's teleconference.  You may now disconnect.

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